APPLIED COMPUTER TECHNOLOGY, INC.

                           DIRECTOR COMPENSATION PLAN


         1. Purpose. The purpose of this Plan is to set forth the terms and conditions upon which directors of the Company, who are not also officers of the Company, will be compensated by the Company.

         2.   Definitions.

              (a)  "Board" means the Board of Directors of the Company.

              (b)  "Common Stock" means the Company's Common Stock.

              (c)  "Company" means Applied Computer Technology, Inc.

              (d) "Option" means an Option granted under this Plan.

              (e) "Optionee" means a person to whom an Option has been granted under the Plan.

              (f) "Successor" means the legal representative of the estate of a deceased optionee or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of any Optionee.

         3. Compensation. Each director to which this Plan applies will be paid $500 per month plus $1,000 per each meeting attended in person. Each director will also be reimbursed for all reasonable out-of-pocket expenses incurred by such director in performing duties as a director.

         4.1 Grant of Options. Each director is granted options to purchase 10,000 shares of the Company's Common Stock at $2.00 per share subject to the terms set forth below. If the director is still a director at July 20, 1996 options to purchase an additional 10,000 shares, subject to the terms set forth below, will be granted at the market price of the Company's Common Stock on July 20, 1996. If the director is still a director at July 20, 1997, options to purchase an additional 10,000 shares, subject to the terms set forth below, will be granted at the market price of the Company's Common Stock on July 20, 1997.

      Shares Subject    Date Option is         Exercise      Expiration
        to Option       First Exercisable        Price        Date

          2,500               7/20/95           $2.00       7/20/2000
          2,500               7/20/96           $2.00       7/20/2000
          2,500               7/20/97           $2.00       7/20/2000
          2,500               7/20/98           $2.00       7/20/2000

          2,500               7/20/96           (1)         7/20/2001
          2,500               7/20/97           (1)         7/20/2001
          2,500               7/20/98           (1)         7/20/2001
          2,500               7/20/99           (1)         7/20/2001

          2,500               7/20/97           (2)         7/20/2002
          2,500               7/20/98           (2)         7/20/2002
          2,500               7/20/99           (2)         7/20/2002
          2,500               7/20/2000         (2)         7/20/2002

(1) Market price as of 7/20/96.
(2) Market price as of 7/20/97.

         Notwithstanding anything contained herein to the contrary, at the time the Optionee ceases to be a director of the Company, all Options which are not then exercisable will expire.

         4.2 Nontransferability of Option. No Option shall be transferable or assignable by an Optionee, otherwise than by will or the laws of descent and distribution and each Option shall be exercisable, during the Optionee's lifetime, only by him. No Option shall be pledged or hypothecated in any way and no Option shall be subject to execution, attachment, or similar process except with the express consent of the Committee.

         4.3 Death of Optionee. If an Optionee dies while holding an Option granted hereunder, his Options shall be limited to the shares which were immediately purchasable by him at the date of death and such Options shall be exercisable by his Successor.

         4.4 Reclassification, Consolidation, or Merger. If and to the extent that the number of issued shares of Common Stock of the Corporation shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to Option and the Option price per share shall be proportionately adjusted by the Committee, whose determination shall be conclusive. If the Corporation is reorganized or consolidated or merged with another corporation, an Optionee granted an Option hereunder shall be entitled to receive Options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions. The new Option or assumption of the old Option shall not give Optionee additional benefits which he did not have under the old Option, or deprive him of benefits which he had under the old Option.

         4.5 Restrictions on Issuing Shares. The exercise of each Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares purchased thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.



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         Unless  the shares of stock  covered  by the Plan have been  registered with the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of l933, each optionee shall, by accepting an option, represent and agree, for himself and his transferees by will or the laws of descent and distribution, that all shares of stock purchased upon the exercise of the option will be acquired for investment and not for resale or distribution. Upon such exercise of any portion of an option, the person entitled to exercise the same shall, upon request of the Company, furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares of stock are being acquired in good faith for investment and not for resale or distribution. Furthermore, the Company may, if it deems appropriate, affix a legend to certificates representing shares of stock purchased upon exercise of options indicating that such shares have not been registered with the Securities and Exchange Commission and may so notify the Company's transfer agent. Such shares may be disposed of by an optionee in the following manner only: (l) pursuant to an effective registration statement covering such resale or reoffer,
(2) pursuant to an applicable exemption from registration as indicated in a written opinion of counsel acceptable to the Company, or (3) in a transaction that meets all the requirements of Rule l44 of the Securities and Exchange Commission. If shares of stock covered by the Plan have been registered with the Securities and Exchange Commission, no such restrictions on resale shall apply, except in the case of optionees who are directors, officers, or principal shareholders of the Company. Such persons may dispose of shares only by one of the three aforesaid methods.

         4.6 Registration of Shares. As soon as practicable the Company will register the shares issuable upon the exercise of any option granted pursuant to this Plan with the Securities and Exchange Commission.

         5. Amendment, Suspension, and Termination of Plan. The Board of Directors may at any time discontinue this Plan, but no amendment, suspension, or termination of the Plan shall, without an Optionee's consent, alter or impair any of the rights or obligations under any Option theretofore granted to such Optionee under this Plan.

         6. Governing Law. The Plan shall be governed by the laws of the State of Colorado.